Exhibit 99.1

Lifeway Foods® Announces Record Week Surpassing $5 Million in Gross Sales Propelled by Strong Demand for Lifeway Kefir and Lifeway Farmer Cheese

Company to Report First Quarter 2025 Results on May 13, 2025

Morton Grove, IL — April 29, 2025 — Lifeway Foods, Inc. (Nasdaq: LWAY) (“Lifeway” or “the Company”), a leading U.S. supplier of kefir and fermented probiotic products to support the microbiome, today announced a milestone achievement of surpassing $5 million in gross sales for the week ending April 27th, 2025, representing a 35% increase from the prior year.

The Company expects to report financial results for the first quarter ended March 31, 2025 on May 13, 2025 before market hours.

A pre-recorded conference call and webcast with Julie Smolyanksy, Lifeway's President and Chief Executive Officer, discussing these results with additional comments and details will be made available through the “Investor Relations” section of the Company’s website at https://lifewaykefir.com/webinars-reports/ upon dissemination of the first quarter results on May 13, 2025 before market hours.

About Lifeway Foods, Inc.

Lifeway Foods, Inc., which has been recognized as one of Forbes' Best Small Companies, is America's leading supplier of the probiotic, fermented beverage known as kefir. In addition to its line of drinkable kefir, the company also produces a variety of cheeses and a ProBugs line for kids. Lifeway's tart and tangy fermented dairy products are now sold across the United States, Mexico, Ireland, South Africa, United Arab Emirates and France. Learn how Lifeway is good for more than just you at lifewayfoods.com.

Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, the expected growth of Lifeway's business. These statements use words, and variations of words, such as "will," "continue," "future," "increase," "believe," "outlook," "expect," and "predict." You are cautioned not to rely on these forward-looking statements. These forward-looking statements are made as of the date of this press release, are based on current expectations of future events and thus are inherently subject to a number of risks and uncertainties, many of which involve factors or circumstances beyond Lifeway's control. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from Lifeway's expectations and projections. These risks, uncertainties and other factors include: price competition; the decisions of customers or consumers; the actions of competitors; changes in the pricing of commodities; the effects of government regulation; possible delays in the introduction of new products; the distraction and other adverse effects of a proxy contest on the business; customer acceptance of products and services; and uncertainty regarding proposals or other actions taken by shareholders related to the unsolicited proposal made by Danone North America PBC ("Danone") to acquire all of the shares of Lifeway's stock that Danone does not already own. A further list and description of these risks, uncertainties and other factors can be found in Lifeway's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which is available online at https://www.sec.gov or http://lifewaykefir.com/investor-relations/ or on request from Lifeway. Lifeway expressly disclaims any obligation to update any forward-looking statements (including, without limitation, to reflect changed assumptions, the occurrence of anticipated or unanticipated events or new information), except as required by law.

Media:

Perceptual Advisors
Dan Tarman
Email: dtarman@perceptualadvisors.com

Derek Miller
Vice President of Communications, Lifeway Foods
Email: derekm@lifeway.net

General inquiries:
Lifeway Foods, Inc.
Phone: 847-967-1010
Email: info@lifeway.net